Exhibit 99.1

Verb Technology Highlights Strong Start to 2021 and Growth Potential of its Livestream eCommerce App Platform in April 2021 Shareholder Letter

●	Q1 2021 unaudited projected results indicate more than 30% SaaS recurring revenue growth year over year
●	Microsoft Outlook integration with VERB’s interactive video sales technology now in public beta testing, with imminent commercial release
●	New product initiatives for verbLIVE to build leadership in growing and lucrative livestream ecommerce market
●	verbLIVE now fully integrated with the Salesforce platform and available on Salesforce AppExchange; winner of the Salesforce AppExchange Demo Jam Contest for best Salesforce productivity app
●	Accretive Solofire acquisition provides immediate entry into attractive healthcare and life sciences market
●	2020 SaaS recurring revenue up 82% year over year; total VERB platform user downloads up 250% to 1.93 million

NEWPORT BEACH, CA and SALT LAKE CITY, UT, April 26, 2021 (GLOBE NEWSWIRE) — Verb Technology Company, Inc. (Nasdaq: VERB) (“VERB” or the “Company”), a leader in interactive video-based sales enablement applications, including interactive livestream ecommerce, webinar, CRM and marketing applications for entrepreneurs and enterprises, released a letter to shareholders from Chairman & CEO Rory J. Cutaia. The complete letter, dated April 23, 2021, follows:

Dear Friends and Shareholders,

I wanted to take this opportunity to share my excitement with you as we drive toward the realization of our shared vision for your company – yes - your company – VERB is as much your company as it is ours. I’m referring to the vision that launched a multi-year journey culminating in the development of assets and the commercial release of products that we believe will produce both near-term and long-term value for you, our shareholders, whom we consider our co-owners, as well as for ourselves. Meaningful value. Indeed, virtually all of us here at VERB are shareholders, and as such, our interests are in complete alignment with yours.

Here’s what I will cover in this update:

1.	Our 2020 Report Card – Performance Quantified and Achievements Recognized.
2.	Our 2021 Performance Outlook – $15M more cash in the bank and Q1 off to an impressive start.
3.	verbLIVE – The burgeoning market for livestream ecommerce coupled with accelerating changes in consumer behavior, and why I believe we are well positioned to lead this exciting and lucrative new ecommerce phenomenon.

1.	Our 2020 Report Card

●	2020 SaaS Recurring Revenue – Up 82% over the prior year. The amount and rate of growth of SaaS recurring revenue are the most important measures of value for any software business. While we believe our 2020 rate of growth in our core business was impressive, especially in light of the challenges imposed by a global pandemic, we anticipate even greater growth this year.

●	Total User Downloads – up more than 250% over the same period last year. Now more than 1.93M.

●	We completed the accretive acquisition of SoloFire, a leading SaaS sales enablement platform for healthcare and life sciences sales. This acquisition provides us with immediate entry into the lucrative medical and life sciences sales market, which we believe is one of the largest and fastest growing markets for the sales enablement software industry. 2020 proforma revenue for that platform was $1M, though we were only able to recognize $130,000 in 2020 due to GAAP revenue recognition rules. However, we will be able recognize most of that revenue this year together with the anticipated and ongoing additional sales growth we expect to generate from that new vertical.

●	verbLIVE now fully integrated with the Salesforce platform and available on Salesforce AppExchange.

●	VERB was the winner of the Salesforce AppExchange Demo Jam Contest for best Salesforce productivity app.

●	In July 2020, we closed an underwritten public offering of common stock without warrants for gross proceeds of $13.8M to beef up our balance sheet.

●	VERB was selected for inclusion in the Russell Microcap® Index.

2.	Our 2021 Performance Outlook – Q1 off to an impressive start

●	Our Microsoft Outlook integration of VERB interactive video sales technology is now in public beta testing, with imminent commercial release. Our Microsoft Outlook VERB App add-in availability is anticipated through Microsoft’s Commercial Marketplace and Co-Sell program with Microsoft’s field sales reps. Assuming we can gain access to Microsoft’s Co-Sell program, which based on our communications with Microsoft appears likely, this may be one of the most important revenue and value creators our Company may experience this year and beyond, among a strong field of very promising catalysts.

●	Q1 2021 unaudited projected results indicate more than 30% SaaS recurring revenue growth over Q1 2020 and up more than 10% over Q4 2020.

●	We launched verbTEAMS for small businesses and solo entrepreneurs, a new self-onboarding content management and customer relationship management platform with integrated verbLIVE livestream ecommerce capability and one-click synchronization to Salesforce.

●	Healthy Balance Sheet – Last month we closed a registered direct offering for straight common shares – with no warrants - for gross proceeds of $15M to further enhance our balance sheet.

●	VERB’s sales enablement platform was ranked #1 by Social Selling News. We led the list with over 100 direct selling clients - almost double our closest would-be competitor, confirming our dominant position as the best performing, most requested sales platform for the direct selling industry.

●	ESG – We have accelerated our environmental/social/governance initiatives here at VERB, demonstrating with actions – not just – words – that companies at any level, at any scale, can and should take responsibility for change – real change – change that leaves our world in a better place than where we found it – for ourselves and our children. This year we’ve already undertaken a number of ESG initiatives, including helping entrepreneurs and small companies all over the country recover from the impact of COVID-19 on their businesses; we’ve also helped young Olympic hopefuls realize their dreams, and in so doing inspire so many others, among many, many other initiatives through our Verb For Humanity project.

3.	verbLIVE

●	Marketplace – How do you take livestream ecommerce technology and make it even more fun, engaging, social, entertaining, compelling, and lucrative? Create a 24/7 online destination where anyone can go to experience scores of simultaneous interactive livestream presentations hosted by retailers, consumer brands and influencers across numerous categories, where viewers/customers/fans and followers can go in and out of live events, converse with hosts and other shoppers in real time - browse, shop, chat and simply enjoy the experience of the next generation of livestream ecommerce. That’s VERB MARKETPLACE - it’s built and in active beta testing with numerous retailers. This will be a new revenue model for us as we will participate in the volume of sales generated through the platform.

●	Attribution Technology – We are nearing completion of our Attribution Technology which we believe elevates the already exciting livestream ecommerce experience to greater heights. Think about the benefits of an affiliate marketing program on steroids. With our attribution feature, sales reps can invite their clients, customers, and prospects to watch a colleague’s verbLIVE event knowing they will get credit for any purchases made by their clients, customers, or prospects at their colleague’s verbLIVE event. Think about how this will drive conference attendance and revenue generation, among other revenue generating applications and opportunities. And think about how this technology will impact participation in VERB MARKETPLACE. This is our technology; we developed it and it further demonstrates our commitment to the leadership position in the new generation of SaaS sales enablement and ecommerce paradigm.

●	$1M a year clients. This year we’re seeing the average client and deal size increase dramatically, as we target and attract larger businesses for our products and services. We’ve now signed our first $1M-a-year revenue potential client, driven by our verbLIVE product and have several more in our sales pipeline. We’re also adding many more salespeople as we have a clearly defined path to ROI per sales rep.

In addition, we’ve recently added several product professionals, creating a deeper bench for our product teams, and revamped our entire development team and processes, moving to an agile environment which has not only resulted in a more efficient, effective, rapid, and higher quality development cycle, but also resulted in significant cost savings. These cost savings will help us execute our current plan to reduce our burn and drive aggressively toward cash flow positive status through a reduction in operating expenses quarter over quarter, coupled with higher topline revenue generation.

I’m also happy to report that our shareholder base has expanded dramatically – almost three-fold - from individual retail investors, to a broad array of funds, family offices, and other institutional investors, which now comprise more than 12,500 shareholders.

We have built greater liquidity where we regularly see trade volume average more than 1.8 million shares per day. We attribute this to the greater awareness we’ve generated among the investment community, coupled with the passion and loyalty of our long-term shareholders, without whose support, none of our accomplishments could have been possible.

The senior management team of our Company, including our Board of Directors, believe deeply in the future of our Company and the meaningful value we intend to unlock together. We believe that is evidenced by the fact that none of us has sold a single share of the Company’s stock as well as the fact that much of our compensation is comprised of VERB shares in lieu of cash.

We also recognize that value doesn’t happen overnight, and there will be volatility along the road. But we continue to build assets, develop leading-edge, monetizable technology, invest in accretive acquisitions, and attract and recruit top-tier talent, as our people remain the heart and soul of VERB.

We are now close to 200 strong and we all live and breathe VERB every day, driven by the excitement of what we’re building for you and us, and motivated by the tangible progress that we now see each and every week. In closing, I thank you for your continued trust and support. We’re making this happen – together.

Sincerely,

Rory J. Cutaia

Chairman & CEO

Verb Technology Company, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “anticipate,” “expect,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements contained in this communication relates to, among other things, the Company’s projected financial performance and operating results, including SaaS Recurring Revenue, as well as statements regarding the Company’s progress towards achieving its strategic objectives, including the successful integration and future performance of acquisitions and performance of SoloFire, Microsoft Outlook integration, and development of verbLIVE. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to the COVID-19 pandemic and related public health measures on our business, customers, markets and the worldwide economy; our plans to attract new customers, retain existing customers and increase our annual revenue; the development and delivery of new products, including verbLIVE; our plans and expectations regarding software-as-a-service offerings; our ability to execute on, integrate, and realize the benefits of any acquisitions; fluctuations in our quarterly results of operations and other operating measures; increasing competition; general economic, market and business conditions. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement. All forward-looking statements in this communication letter are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

About VERB

Verb Technology Company, Inc. (Nasdaq: VERB) transforms how businesses attract and engage customers. The Company’s Software-as-a-Service, or SaaS, platform is based on its proprietary interactive video technology, and comprises a suite of sales enablement business software products offered on a subscription basis. Its software applications are available in over 60 countries and in more than 48 languages to large enterprise and small business sales teams that need affordable, easy-to-use, and quick-to-get-results sales tools. Available in both mobile and desktop versions, the applications are offered as a fully integrated suite, as well as on a standalone basis, and include verbCRM (Customer Relationship Management application), verbLIVE (Interactive Livestream eCommerce and Video Webinar application), verbTEAMS (a Self On-boarding version of verbCRM with built-in verbLIVE and Salesforce synchronization for small businesses and solo entrepreneurs), and verbLEARN (Learning Management System application). The Company has offices in California and Utah. For more information, please visit: www.verb.tech.

Investor Relations Contact:
888.504.9929
investors@verb.tech

Media Contact:
855.250.2300, ext.107
info@verb.tech